                                                     Registration No. 333-

      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 2004
--------------------------------------------------------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              --------------------
                                 --------------

                                 ELSCINT LIMITED
             (Exact name of registrant as specified in its charter)

            ISRAEL                                                   N/A
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                     13 MOZES STREET, TEL-AVIV 67442, ISRAEL
               (Address of Principal Executive Offices) (Zip Code)

                              --------------------

                  2001 INCENTIVE PLAN TO EMPLOYEES AND OFFICERS
                  2003 INCENTIVE PLAN TO EMPLOYEES AND OFFICERS
                            (Full title of the plan)

                              --------------------

                           Corporation Service Company
                        2711 Centerville Road, Suite 400
                              Wilmington, DE 19808
                                 (888) 690-2882
 (Name, address and telephone number, including area code, of agent for service)

                 -----------------------------------------------
                      ------------------------------------

                                   Copies to:
                                 Aya Yoffe, Adv.
               Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
                               One Azrieli Center
                             Tel Aviv 67021, Israel

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
                                 Amount to       Proposed Maximum
    Title of Securities             be            Offering Price      Proposed Maximum Aggregate      Amount of
      to be Registered         Registered(1)        per Share               Offering Price         Registration Fee
--------------------------------------------------------------------------------------------------------------------
 Ordinary Shares, par value
     NIS 0.05 per share           721,500           $4.70 (2)                 $3,391,050                $429.65
--------------------------------------------------------------------------------------------------------------------
 Ordinary Shares, par value       66,000            $4.70 (2)                  $310,200                  $39.3
     NIS 0.05 per share           50,000            $4.68 (3)                  $234,000                 $29.65
--------------------------------------------------------------------------------------------------------------------
           Total                  837,500                                     $3,935,250                $498.6
====================================================================================================================

     (1) This registration statement covers 721,500 ordinary shares of Elscint Limited, par value NIS 0.05 per ordinary share that have been issued under the 2001 Incentive Plan to Employees and Officers and 116,000 ordinary shares issuable upon the exercise of the share options which have been or will be granted in the future under the 2003 Incentive Plan to Employees and Officers.

     (2) Calculated pursuant to Rule 457(c) and (h). Such shares include those issuable upon exercise of options that have not yet been granted under the 2003 Incentive Plan. The Proposed Maximum Offering Price Per Share is $4.70, which represents the average of the high and low sales prices of the Ordinary Shares as quoted through the New York Stock Exchange on July 16, 2004.

     (3) Such shares are issuable upon exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h), the aggregate offering price and the fee for shares issuable upon exercise of such options have been computed upon the basis of the price at which the options may be exercised. The offering price per share set forth for such shares is the exercise price per share at which such options are exercisable.
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     Elscint Limited has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register 837,500 of its ordinary shares, NIS 0.05 par value that were issued or may be issued pursuant to the 2001 Incentive Plan and the 2003 Incentive Plan.

     Under cover of this Form S-8 is a reoffer prospectus prepared in accordance with Part I under Form F-3 under the Securities Act and pursuant to General Instruction C to Form S-8. The reoffer prospectus may be used for reoffers and resales made on a continuous or delayed basis in the future of up to an aggregate of 771,500 of these ordinary shares, which may constitute "control securities" and/or "restricted securities," issued under the Plan to the selling shareholders listed in the reoffer prospectus.


--------------------------------------------------------------------------------

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     We will send or give the information specified in Part I of Form S-8 to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. We are not obligated to file these documents with the Securities and Exchange Commission as part of this Registration Statement. These documents and the documents incorporated by reference in this registration statement pursuant to
Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

        -----------------------------------------------------------------


                               REOFFER PROSPECTUS

                     ---------------------------------------

                                 ELSCINT LIMITED
                     13 MOZES STREET, TEL-AVIV 67442, ISRAEL

                     ---------------------------------------

                             771,500 ORDINARY SHARES

     This reoffer prospectus relates to the resale of up to 771,500 ordinary shares of the Company, par value NIS 0.05 per share, being offered by the selling shareholders listed on page 19.

     The prices at which a selling shareholder may sell his or her shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. Information regarding the selling shareholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under "Selling Shareholders" and "Plan of Distribution" in this prospectus. We will not receive any of the proceeds from the sale of the shares under this prospectus, other than (i) the repayment of the loans (including accrued interest) that we granted to the selling shareholders under the 2001 Incentive Plan to Employees and Officers (also referred to as the 2001
Plan), and (ii) the funds received from the exercise of options granted pursuant to the 2003 Incentive Plan to Employees and Officers (also referred to as the 2003 Plan). All expenses of registration incurred in connection with this offering are being borne by us, but all brokerage commissions and other expenses incurred by individual selling shareholders will be borne by these selling shareholders.

     Of the 771,500 ordinary shares covered by this prospectus, 721,500 ordinary shares were issued pursuant to the 2001 Plan to Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. Trustees Ltd., as trustee for the benefit of 25 offerees, including employees and officers of ours, and of our parent and subsidiary companies. The employees received loans from us in order to pay the consideration for the shares, with the shares issued serving as collateral to secure repayment of the loans.

     The remaining 50,000 ordinary shares of the shares covered by this prospectus may be issued upon exercise of options that were granted to our directors and are issuable pursuant to the terms and conditions of the 2003 Plan.

     Our ordinary shares trade on the New York Stock Exchange, under the trading symbol "ELT". On July 16, 2004, the last sale price of our ordinary shares was $4.70.

                         THIS INVESTMENT INVOLVES RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 7.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     You should rely only on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. This reoffer prospectus may only be used where it is legal to sell these securities. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                  The date of this Prospectus is July 20, 2004.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                            Page

CORPORATE INFORMATION..........................................................6

THE COMPANY....................................................................6

RISK FACTORS...................................................................7

USE OF PROCEEDS...............................................................19

SELLING SHAREHOLDERS..........................................................20

PLAN OF DISTRIBUTION..........................................................22

OFFER AND LISTING DETAILS.....................................................23

LEGAL MATTERS.................................................................23

EXPERTS.......................................................................23

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION............................................................24

ADDITIONAL INFORMATION........................................................24

INCORPORATION BY REFERENCE....................................................24

                           FORWARD-LOOKING STATEMENTS

     Our disclosure in this reoffer prospectus (including documents incorporated by reference herein) contains "forward-looking statements." Forward-looking statements are our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning. These include statements, among others, relating to our planned future actions, our beliefs with respect to the sufficiency of our cash and cash equivalents, plans with respect to funding operations, projected expense levels and the outcome of contingencies, such as future financial results.

     Any or all of our forward-looking statements in this reoffer prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially. The uncertainties that may cause differences include, but are not limited to, the availability of necessary funds and our ability to raise capital when needed and on reasonable terms, or at all. In addition, you should note that our past financial and operation performance is not necessarily indicative of future financial and operational performance. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.


                              CORPORATE INFORMATION

     Our principal executive offices are located at 13 Mozes Street, Tel-Aviv 67442, Israel and our telephone number is (972-3)- 608-6020 and our fax number is (972-3) 696-2022.


                                   THE COMPANY

     Elscint Ltd. was incorporated in Israel in 1969 and has a perpetual duration. Our registered offices are located at 13 Mozes Street, Tel Aviv 67442, Israel. We are engaged in the following businesses:

     o Ownership and operation of hotels in Europe and elsewhere and construction of hotel projects through wholly owned and jointly controlled subsidiary companies;

     o    Hotel leasing;

     o Ownership, operation and management, through a wholly-owned subsidiary, of the Arena commercial center; and

     o    Investment in Gamida-Cell Ltd., a biotechnology company.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment in Elscint Limited. The risks and uncertainties described below are not the only ones facing us and our subsidiaries, and there may be additional risks that we do not presently know of or that we consider immaterial. All of these risks may impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

RISKS RELATING TO OUR HOTEL BUSINESS

THE HOTEL AND LEISURE INDUSTRY MAY BE AFFECTED BY ECONOMIC CONDITIONS, OVERSUPPLY, TRAVEL PATTERNS, WEATHER AND OTHER CONDITIONS BEYOND OUR CONTROL WHICH MAY ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

     The hotel and leisure industry may be adversely affected by changes in national or local economic conditions and other local market conditions. Our hotels generally, and in particular, in Johannesburg, Budapest, London, Amsterdam and Bucharest, may be subject to the risk of oversupply of hotel rooms. We are subject to various risks related to our operations in Eastern Europe, including economic and political instability, political and criminal corruption and the lack of experience and unpredictability of the civil justice system. Other general risks that may affect our hotel and leisure business are changes in travel patterns, extreme weather conditions, changes in governmental regulations which influence or determine wages, workers' union activities, increases in land acquisition prices or construction costs, changes in interest rates, the availability of financing for operating or capital needs, or changes in real estate tax rates and other current operating expenses. Unforeseen events, such as terrorist attacks, outbreaks of epidemics and economic recessions have had and may continue to have an adverse effect on local and international travel patterns and, as a result, on occupancy rates and prices in our hotels. Downturns or prolonged adverse conditions in the real estate or capital markets or in national or local economies and difficulties in securing financing for the development of hotels could have a material adverse effect on our business, our results of operations, our ability to develop new projects and the attainment of our goals.

COMPETITION IN THE HOTEL AND LEISURE INDUSTRY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

     The hotel and leisure business is highly competitive,. This is particularly the case in those areas where there is an over-supply of rooms, such as in London, Amsterdam and Budapest. Competitive factors within the industry include:

     o    convenience of location and accessibility to business centers;

     o    room rates;

     o    quality of accommodations;

     o    name recognition;

     o    quality and nature of service and guest facilities provided;

     o    reputation;

     o    convenience and ease of reservation systems; and

     o    the supply and availability of alternative lodging.

     We operate, and intend to develop or acquire, most of our hotels in geographic locations where other hotels are or may be located. We expect to compete for guests and development sites with national chains, large franchisees and independent operators. Many of these competitors have greater financial resources and better brand name recognition than we do, and may have more established relationships with prospective franchisers, representatives in the construction industry and other parties engaged in the lodging industry. The number of competitive lodging facilities in a particular area could have a material adverse effect on our occupancy and rates and, therefore, revenues of our hotels. We believe that competition within the lodging market may increase in the foreseeable future. We cannot be sure that new or existing competitors will not significantly reduce their rates or offer greater convenience, services or amenities or significantly expand or improve hotels in the markets in which we currently or may subsequently compete, thereby materially adversely affecting our business and results of operations.

ACQUIRING, DEVELOPING AND RENOVATING HOTELS INVOLVES SUBSTANTIAL RISKS, AND WE CANNOT BE CERTAIN OF THE SUCCESS OF ANY FUTURE PROJECTS.

     Part of our growth strategy is to develop new hotels and to acquire and redevelop old or under-performing hotels. Acquiring, developing and renovating hotels involves substantial risks, including:

     o costs exceeding our budget or amounts agreed to with contractors, because of several factors, including delays in completion of construction;

     o competition for acquisition of suitable development sites from our competitors, who may have greater financial resources;

     o    the failure to obtain zoning and construction permits;

     o    unavailability of financing on favorable terms;

     o the failure of our hotels to earn profits sufficient to service debt incurred in construction or renovation, or at all;

     o the failure to comply with labor and workers' union legal requirements;

     o    relationships with and quality and timely performance by contractors;
          and

     o compliance with changes in governmental rules, regulations, planning and interpretations.

     As of May 31, 2004 we were involved in the following: (i) we were in various stages of development of the Thames Riverbank project in London; (ii) we closed down the Bucuresti Hotel in Bucharest, Romania and intend to commence the renovation and the refurbishment of the facility as soon as we complete the financing for this project (iii) we completed the construction of the oceanarium attraction within the Astrid Park Plaza Hotel in Antwerp, Belgium; and (iv) we expect the construction of the Ballet Institute Building in Budapest, Hungary to commence during late 2004. We cannot be certain that present or future development or renovation will be successful. For successful growth, we must be able to develop or acquire hotels on attractive terms and integrate the new or acquired hotels into our existing operations. For acquired hotels we must consolidate management, operations, systems, personnel and procedures, which may not be immediately possible due to collective labor agreements or other legal or operational obstacles. Any substantial delays or unexpected costs in this integration process could materially affect our business, financial condition or results of operations. We cannot be certain that our newly acquired hotels will perform as we expect or that we will be able to realize projected cost savings.

CONTINUOUS DELAYS WITH RESPECT TO RENOVATIONS OF THE PHYSICAL ENVIRONMENT APPROXIMATE TO THE ASTRID PARK PLAZA HOTEL IN BELGIUM MAY CONTINUE TO HAVE AN ADVERSE EFFECT ON ITS OPERATIONS.

     The Municipality of Antwerp is engaged in extensive construction in the Astridplein, located directly opposite the Astrid Park Plaza Hotel. The construction is intended to prepare the square to accommodate the increased traffic which will result once the TGV services to the railway station located adjacent to the square become operational. The completion of this construction has been delayed several times, and has caused and continues to cause obstructions to the access to the hotel. In the past, this had an adverse effect on the occupancy rate at our hotel. The continuation of the construction, the permanent changes to the traffic flow around the hotel and the less convenient access for the hotel's patrons may have an adverse effect on our performance.

WE HAVE SIGNIFICANT CAPITAL NEEDS AND ADDITIONAL FINANCING MAY NOT BE AVAILABLE.

     The development, renovation and maintenance of hotels is capital intensive. As part of our growth strategy we intend to acquire, renovate and redevelop additional hotels and to develop new hotels. To pursue this strategy, we will be required to obtain additional capital to meet our expansion plans. In the past we have financed our growth through sales of assets and bank loans at prevailing market rates. In addition, in order for our hotels to remain competitive they must be maintained and refurbished on an ongoing basis. We may obtain needed capital from cash on hand, including reserves, cash flow from operations or from financing, including borrowing from banks. We may also seek financing from other sources or enter into joint ventures and other collaborative arrangements in connection with the acquisition or development of hotel properties. We cannot be certain that we will be able to raise any additional financing on advantageous terms on a timely basis. This may affect our ability to construct or acquire additional hotels, and we may experience delays in our planned renovation or maintenance of our hotels.

WE DEPEND ON PARTNERS IN OUR JOINT VENTURES AND COLLABORATIVE ARRANGEMENTS.

     We own interests in six (6) hotels and are developing two additional hotels, all in partnership with other entities. We may in the future enter into joint ventures or other collaborative arrangements. Our investments in these joint ventures may, under certain circumstances, be subject to (i) the risk that one of our partners may become bankrupt or insolvent which may cause us to be unable to fulfill our financial obligations, may trigger a default under our bank financing agreements or, in the event of a liquidation, may prevent us from managing or administering our business, (ii) the risk that one of our partners may have economic or other interests or goals that are inconsistent with our interests and goals, and that such partner may be in a position to veto actions which may be in our best interests, and (iii) the possibility that disputes may arise regarding the continued operational requirements of jointly owned hotels.

WE RELY ON MANAGEMENT AGREEMENTS WITH PARK PLAZA WHICH MAY NOT PROVIDE THE INTENDED BENEFITS, AND MAY BE TERMINATED.

     All of the operating hotels in which we have an interest (other than the Shaw Park Plaza Hotel and the Centreville Apartment hotel in Bucharest) are either directly or indirectly operated under management agreements with Park Plaza Hotels Europe Ltd. (Park Plaza). Park Plaza is the franchisee for certain territories under territorial license and franchise agreements with Park Inn International Worldwide Hotel Group, which entitles Park Plaza to use the "Park Plaza" trade name. Any significant decline in the reputation of Park Plaza or in its ability to ensure the performance of our hotels at anticipated levels could adversely affect our results of operations. If for any reason Park Plaza loses its principal franchise, we will automatically lose our ability to use the Park Plaza name and other benefits, in which case we may suffer in the areas of brand name recognition, marketing, and centralized reservations systems provided by Park Plaza, which, in turn, could materially affect our operations. If our agreement with Park Plaza were to be terminated, we cannot be certain that we would be able to obtain alternative management services of the same standard on similar or better terms.

OUR AGREEMENT WITH PARK PLAZA IMPOSES OBLIGATIONS ON US THAT MAY FORCE US TO INCUR SIGNIFICANT COSTS.

     The agreement with Park Plaza for each of our Park Plaza managed hotels contains specific standards for, and restrictions and limitations on, hotel operation and maintenance. These standards, restrictions and limitations may conflict with our priorities, and impose capital demands upon us. In addition, Park Plaza may alter its standards or hinder our ability to improve or modify our hotels. In order to comply with Park Plaza's requirements, or alternatively to change a franchise affiliation for a particular hotel and disassociate ourselves from the "Park Plaza" tradename, we may be forced to incur significant costs or make capital improvements.

OUR QUARTERLY RESULTS OF OPERATIONS FLUCTUATE DUE TO THE SEASONALITY OF OUR BUSINESS AND OTHER FACTORS.

     Our results of operations are subject to (i) the fluctuation of general business activity, (ii) vacation and holiday seasons (such as summer, Christmas and Easter) and (iii) the influence of weather conditions. In addition, a weak vacation or holiday season would adversely affect our profitability.

OUR BUSINESSES MAY BE IMPACTED BY EXCHANGE RATE FLUCTUATIONS AND INFLATION.

     The revenues of our hotel division, as well as its operating expenses, capital expenses and debt payments are generally denominated in the currency in which each asset is located. Therefore, the strengthening of the Euro or the GBP against the US Dollar may cause a general slow-down of non-European and non-UK tourism into the Euro Monetary Block and the United Kingdom, as the room rates when calculated in US Dollars are more costly for the non-European or non-UK tourist, which has a negative impact on tourism patterns.

     Fluctuations in the exchange rates between these currencies and the NIS may have an adverse effect on our operating results as reflected in our consolidated financial statements, which are reported in NIS. While we seek to mitigate the impact on us of an NIS devaluation (including by linking financing transactions specifically to the relevant operating currency), we cannot be certain that we will be able to do so successfully. In addition we are exposed to exchange and interest rates fluctuations that may adversely effect our finance expenses.

THE VALUE OF OUR INVESTMENT IN OUR HOTEL PROPERTIES IS SUBJECT TO VARIOUS RISKS RELATED TO OWNERSHIP AND OPERATION OF REAL PROPERTY.

     Our investment in the hotel properties is subject to varying degrees of risk related to the ownership and operation of real property. The intrinsic value of our hotels and income from the hotels may be materially adversely affected by:

     o changes in global and national economic conditions, including global or national recession;

     o a general or local slowdown in the real property market which would make it difficult to sell a property;

     o political events that may have a material adverse effect on the hotel industry;

     o competition from other lodging facilities, and over-supply of hotel rooms in a specific location;

     o material changes in operating expenses, including real property tax systems or rates;

     o    changes in the availability, cost and terms of financing;

     o    the effect of present or future environmental laws;

     o    the ongoing need for capital improvements and refurbishments; and

     o    material changes in governmental rules and policies.

THE FAILURE TO COMPLY WITH GOVERNMENT REGULATION MAY ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

     The hotel industry is subject to numerous national and local government regulations, including those relating to building and zoning requirements and fire safety control. In addition, we are subject to laws governing our relationships with employees, including minimum wage requirements, overtime, working conditions, and work permit requirements, and in some localities to collective labor agreements. A determination that we are not in compliance with these regulations could result in the imposition of fines, an award of damages to private litigants and significant expenses in bringing our hotels into compliance with the regulations. In addition, our ability to dismiss unneeded staff may be hampered by local labor laws and courts which traditionally favor employees in disputes with former employers, particularly in countries with strong socialist histories such as Romania.

WE MAY BE HELD LIABLE FOR DESIGN OR CONSTRUCTION DEFECTS OF THIRD-PARTY CONTRACTORS.

     We rely on the quality and timely performance of construction activities by third-party contractors. Claims may be asserted against us by local government and zoning authorities or by third parties for personal injury and design or construction defects. These claims may not be covered by the professional liability insurance of the contractors or of the architects and consultants. These claims may give rise to significant liabilities.

ONE OF OUR HOTELS IS AFFECTED BY RISKS OF DOING BUSINESS IN SOUTH AFRICA.

     We own an interest in a hotel in South Africa. Conducting business in South Africa is subject to risks, including a high crime rate, economic instability, reduced tourism and business activities, and political uncertainty, which have had and may continue to have an adverse effect on this hotel.

OUR OWNERSHIP RIGHTS IN THE BUCURESTI HOTEL HAVE BEEN CHALLENGED.

     Since the acquisition of the controlling interest in the Bucuresti Hotel complex in Bucharest, Romania, we have encountered a number of attempts to challenge both the validity of the acquisition of the complex and our control over the company owning the rights to the hotel. To date all of these claims have been rejected by the courts. However, certain criminal proceedings which have been instituted against certain individuals involved in the privatization of the facility, may have an effect on the validity of the privatization and an indirect effect on the rights acquired by us in the Bucuresti Hotel, notwithstanding that neither we nor our subsidiaries have been indicted nor are in any way involved in these proceedings.

RISKS RELATING TO THE ARENA

THERE ARE MANY COMPETING ENTERTAINMENT AND COMMERCIAL CENTERS.

     There are several entertainment and commercial centers in Israel in general, and specifically in the greater Tel Aviv area (which includes Herzlia). There are two operational shopping centers within approximately 1 to 8 kilometers from the location of the Arena. These other centers compete for customers as well as for third party retailers and operators to lease space in such centers. There can be no assurance that we will be successful in competing with the other entertainment and commercial centers.

WE ARE DEPENDENT ON ENGAGING THIRD PARTIES TO ENTER INTO LEASE AGREEMENTS, AND ON OBTAINING AND RETAINING HIGH CUSTOMER TRAFFIC.

     We are dependent on our ability to induce food and commodity retailers and entertainment service providers to enter into leases for units in the Arena, or to renew existing leases on favorable terms. There is active competition to attract tenants to other locations suitable for entertainment and commercial centers. The general economic recession in Israel may also deter businesses from entering into new lease agreements or renewing existing lease agreements, or from incurring the costs required to fit out their rented units in an acceptable manner. If a significant portion of our existing leases expire, we may find it more expensive or less profitable to continue to operate the Arena.

WE ARE DEPENDENT ON THE PRESENCE OF ANCHOR TENANTS IN THE ARENA.

     We rely on the presence of "anchor" tenants in the Arena. Anchor stores in entertainment and commercial centers play an important part in generating customer traffic and making a center a desirable location for other tenants. The failure of an anchor store to renew its lease, the termination of an anchor store's lease, or the bankruptcy or economic decline of an anchor tenant can have a material adverse effect on the economic performance of the Arena. There can be no assurance that if the anchor stores at the Arena were to close or fail to renew their leases, we would be able to replace such anchors in a timely manner or without incurring material additional costs and adverse economic effects. The fact that an anchor lease expires at the Arena, may make refinancing of the Arena difficult to obtain.

THE QUARTERLY RESULTS OF OPERATIONS OF THE ARENA MAY FLUCTUATE DUE TO THE SEASONALITY OF OUR BUSINESS AND GENERAL CONDITIONS IN ISRAEL.

     A weak holiday shopping season would adversely affect our profitability. The annual revenues and earnings of the entities that have leased or will lease space in the Arena, as well as of prospective lessees, are substantially dependent upon the amount of traffic in the Arena during the holiday shopping periods, which may affect their ability to satisfy their rental obligations. As a result, changes in the level of traffic in the Arena during this period may have a disproportionate effect on the annual results of operations of the entities that lease space in the Arena. This may give rise to tenants going out of business, defaulting on their lease agreements or otherwise being unable to fulfill their obligations towards us, which may have a material adverse effect on our business. General economic recession in Israel, as well as the deteriorating security situation in the Middle East and terrorist attacks on civilian targets in Israel could cause a slowdown in customer traffic and consumer purchasing patterns. See "Risks relating to Israel" below.

A DECISION OF AN ISRAELI COURT MAY CAUSE DELAYS IN THE GENERAL DEVELOPMENT OF THE PROJECT THAT INCLUDES THE ARENA.

     An Israeli court has determined that the zoning plan applicable to the Herzlia Marina project permits the construction of resort units and not of residential units. This decision is not final and an appeal by various developers is still pending. While this issue does not directly affect the Arena, any delays in the general development of the project caused by the resolution of this matter may affect the flow of consumers to the area.

RISKS RELATING TO OUR BIOTECHNOLOGY INVESTMENT

START-UP OPERATIONS MAY BE HIGH RISK VENTURES.

     Investments in biotechnology development stage companies involve high risks. Development stage companies in the biotechnology business are subject to various risks generally encountered by new enterprises, including delayed or protracted research and development programs, acceptance of their products in the market place, and the need for additional financing which might not be available. We cannot be certain that the assessments we made at the time of investment in Gamida as to the quality of the concept or the proto-type will prove correct, or that there will be an adequate return on investment, if at all.

OUR INVESTMENT IN GAMIDA IS SPECULATIVE IN NATURE AND WE MAY NEVER REALIZE ANY REVENUES OR PROFITS FROM THIS INVESTMENT.

     We cannot be certain that our investment in Gamida will result in revenues or profits. As of the date of this report, Gamida has not generated operating revenue. Economic, governmental, regulatory and industry factors outside our control affect Gamida. If Gamida will not successfully implement its business plan with the assistance of our experience and methodologies, then we will not be able to realize any profits from it. Our ability to realize profits from this investment will be dependent upon the management of Gamida, the success of its research and development activities, the timing of the marketing of its products and numerous other factors beyond our control.

     In addition, our investment in Gamida involves the following risks:

     o The period of time which may elapse between the initial stage and the stage of development of marketable biotechnology products or services may be protracted;

     o Products in the biotechnology field are required to undergo clinical tests, either in compliance with the requirements of the United States Food and Drug Administration (the FDA) or the requirements of competent regulatory authorities in other countries where target markets are identified. Failure to obtain regulatory approvals for the marketing of such products could have a material adverse effect on Gamida's business, and on our investment in Gamida; and

     o The products and services of Gamida may face competition from alternative sources, many of whom have greater financial resources than it, and have well developed marketing networks which Gamida currently lack.

RISKS RELATING TO OPERATIONS IN ISRAEL

SECURITY AND ECONOMIC CONDITIONS IN ISRAEL MAY AFFECT OUR OPERATIONS.

     We are incorporated under Israeli law and our principal offices are located in Israel. Political, economic and security conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, various armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Israel signed a peace treaty with Egypt in 1979 and a peace treaty with Jordan in 1994. As of the date of this annual report, Israel has not entered into any peace agreement with Syria or Lebanon. Since 1993 several agreements have been signed between Israel and the Palestinians, but a final agreement has not been achieved. Since October 2000, there has been a marked increase in hostilities between Israel and the Palestinians, characterized by terrorist attacks on civilian targets, suicide bombings and military incursions into areas under the control of the Palestinian Authority. These developments have adversely affected the peace process, placed the Israeli economy under significant stress, and have negatively influenced Israel's relationship with several Arab countries. Some neighboring countries, as well as certain companies and organizations, continue to participate in a boycott of Israeli firms and others doing business with Israel or with Israeli companies. Restrictive laws, policies or practices directed towards Israel or Israeli businesses could have an adverse impact on the expansion of our business. We could be adversely affected by the interruption or curtailment of trade between Israel and its trading partners, a significant increase in the rate of inflation, or a significant downturn in the economic or financial condition of Israel.

MANY OF OUR DIRECTORS, OFFICERS AND EMPLOYEES ARE OBLIGATED TO PERFORM ANNUAL MILITARY RESERVE DUTY IN ISRAEL. WE CANNOT ASSESS THE POTENTIAL IMPACT OF THESE OBLIGATIONS ON OUR BUSINESS.

     Our directors, officers and employees who are male adult citizens and permanent residents of Israel under the age of 49, are, unless exempt, obligated to perform annual military reserve duty and are subject to being called to active duty at any time under emergency circumstances. The deteriorating security situation in the Middle East has caused, and will continue to cause in the foreseeable future, a sharp increase in the army reserve obligations of those of our directors, officers and employees who are subject to such reserve duty obligations. Although we have operated effectively under these requirements in the past, including during recent hostilities with the Palestinians and both wars in Iraq, we cannot assess the full impact of these requirements on our workforce or business if conditions should change.

AN INCOME TAX REFORM IN ISRAEL MAY ADVERSELY AFFECT OUR SHAREHOLDERS AND US.

     Effective as of January 2003, the Israeli Parliament has enacted a wide ranging reform of the Israeli income tax system. These tax reforms have resulted in significant changes to the Israeli tax system, and may have adverse tax consequences for our shareholders and us.

IT MAY BE DIFFICULT TO ENFORCE A U.S. JUDGMENT AGAINST US AND OUR OFFICERS AND DIRECTORS OR TO ASSERT U.S. SECURITIES LAWS CLAIMS IN ISRAEL OR SERVE PROCESS ON US AND SUBSTANTIALLY ALL OF OUR OFFICERS AND DIRECTORS.

     All of our executive officers and directors are non-residents of the United States, and the majority of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult for an investor, or any other person or entity, to enforce a U.S. court judgment based upon the civil liability provisions of the U.S. federal securities laws in an Israeli court against or any of those persons or to effect service of process upon these persons in the United States. Additionally, it may be difficult for an investor, or any other person or entity, to enforce civil liabilities under U.S. federal securities laws in original actions instituted in Israel.

     Israeli courts may enforce a U.S. non-appealable judgment for liquidated amounts in civil matters, obtained after due process before a court of competent jurisdiction (according to the rules of private international law currently prevailing in Israel) which recognizes and enforces similar Israeli judgments, provided that: (i) adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard; (ii) such judgment and the enforcement thereof are not contrary to the law, public policy, security or sovereignty of the State of Israel; (iii) such judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; (iv) an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and (v) the judgment is no longer subject to a right of appeal.

     Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency. The usual practice in Israel in an action to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in Israeli currency at the rate of exchange in effect on the date thereof. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange of such foreign currency on the date of payment or in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency will ordinarily be linked to the Israeli Consumer Price Index plus interest at the annual rate (set by Israeli regulations) prevailing at such time. Judgment creditors must bear the risk of unfavorable exchange rates.

RISKS RELATING TO OPERATIONS IN EUROPE

WE ARE SUBJECT TO VARIOUS RISKS RELATED TO OUR OPERATIONS IN EUROPE, INCLUDING ECONOMIC AND POLITICAL INSTABILITY, POLITICAL AND CRIMINAL CORRUPTION AND THE LACK OF EXPERIENCE AND UNPREDICTABILITY OF THE CIVIL JUSTICE SYSTEM.

     The governments in some of the countries in which we operate have liberalized policies on international trade, foreign ownership and development, investment, and currency repatriation to increase both international trade and investment. These policies, however, might change unexpectedly. We may be adversely affected by the rules and regulations regarding foreign ownership of real and personal property. These rules may change quickly and dramatically and thus may have an adverse impact on ownership and may result in a loss without recourse of our property or assets.

     Romania in particular is a developing country that until the early 1990's was allied with the former Soviet Union under a communist economic system. The country, which is still economically and politically unstable, suffers from exchange rates and inflation fluctuations, political and criminal corruption, and lack of commercial experience and unpredictability of the civil justice system. Romania continues to suffer from high unemployment, low wages, low literacy rates, and corruption. These risks could be harmful to us and are very difficult to quantify or predict.

     Our ownership rights in the company which owns the Bucuresti Hotel complex has been challenged. Any foreign company or litigant may encounter difficulty in prevailing in any dispute with or enforcing any judgment against the Romanian government or any of our officers or directors under the Romanian legal system. This may affect our ability to obtain compensation for our original investment if we are compelled to resort to litigation.

     Some countries, including Romania, may regulate or require governmental approval for the repatriation of investment income, capital or the proceeds of sales of securities by foreign investors. In addition, if there is a deterioration in a country's balance of payments or for other reasons, a country may impose temporary restrictions on foreign capital remittances abroad. This may adversely affect our ability to repatriate investment loans or to remit dividends.

OTHER RISKS RELATING TO OUR BUSINESS

WE MAY BE CLASSIFIED AS A PASSIVE FOREIGN INVESTMENT COMPANY AND, AS A RESULT, OUR U.S. SHAREHOLDERS MAY SUFFER ADVERSE TAX CONSEQUENCES.

     Generally, if for any taxable year 75% or more of our gross income is passive income, or at least 50% of our assets are held for the production of, or produce, passive income, we would be characterized as a passive foreign investment company (PFIC) for U.S. federal income tax purposes. This characterization could result in adverse U.S. tax consequences to our shareholders, including having gain realized on the sale of our ordinary shares be treated as ordinary income, as opposed to capital gain income, and having potentially punitive interest charges apply to such sale proceeds. U.S. shareholders should consult with their own U.S. tax advisors with respect to the United States tax consequences of investing in our ordinary shares.

     We believe that we were not a PFIC for U.S. federal income tax purposes for our 2003 tax year. It is possible that the Internal Revenue Service will attempt to treat us as a PFIC for 2003 or prior years. The tests for determining PFIC status are applied annually and it is difficult to make accurate predictions of future income and assets, which are relevant to this determination. Accordingly, there is no assurance that we will not become a PFIC in 2004 or in subsequent years.

OUR HIGH LEVERAGE COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR BUSINESS.

     We are highly leveraged and have significant debt service obligations. As of December 31, 2003, we had total debts to banks and other financial institutions in the amount of NIS 1.248 billion (approximately $285 million). In addition, we and our subsidiaries may incur additional debt from time to time to finance acquisitions or capital expenditures or for other purposes. We will have substantial debt service obligations, consisting of required cash payments of principal and interest, for the foreseeable future.

     In particular, our lenders require us to maintain certain financial and operational covenants. Our ability to comply with these covenants may be affected by events beyond our control. A breach of any of the covenants in our debt instruments or our inability to comply with the required covenants could result in an event of default, which, if not cured or waived, could have a material adverse effect on us. In the event of any default under the loan agreements, the lenders thereunder, could elect to declare all borrowings outstanding, together with accrued and unpaid interest and other fees. Our substantial debt service obligations could increase our vulnerability to adverse economic or industry conditions.

     As a result of our substantial indebtedness:

     o we could be more vulnerable to general adverse economic and industry conditions;

     o we may find it more difficult to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

     o we will be required to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, reducing the available cash flow to fund other projects;

     o we may have limited flexibility in planning for, or reacting to, changes in our business and in the industry; and

     o we may have a competitive disadvantage relative to other companies in our industry with less debt.

     We cannot guarantee that we will be able to generate enough cash flow from operations or that we will be able to obtain enough capital to service our debt or fund our planned capital expenditures. In addition, we may need to refinance some or all of our indebtedness on or before maturity. We cannot guarantee, however, that we will be able to refinance our indebtedness on commercially reasonable terms or at all. We have the ability under our debt instruments to incur substantial additional indebtedness, and any additional indebtedness we incur could exacerbate the risks described above.

COMPLYING WITH EXISTING AND FUTURE ENVIRONMENTAL LAWS, ORDINANCES AND REGULATIONS MAY INVOLVE MATERIAL COSTS.

     Our operating costs may be affected by the obligation to pay for the cost of complying with existing or newly promulgated environmental laws, ordinances and regulations. If any future environmental laws are adopted in any country in which we operate, we may at various times be required to pay amounts to comply with these laws, which amounts are not capable of assessment at this time but which may be significant. Under environmental laws in effect in jurisdictions in which we operate, a current owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in the property, even if they relate to periods prior to our ownership. These laws often impose liability whether or not the owner knew of, or was responsible for, the presence of hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures or affect operations. In connection with operating, we potentially may be liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect our business and results of operations.

WE EXPECT TO GROW INTERNALLY AND THROUGH ACQUISITIONS AND WE MAY NOT BE ABLE TO MANAGE OUR GROWTH.

     We expect to grow internally and through acquisitions. We expect to spend significant time and effort in (i) renovating or refurbishing existing hotels,
(ii) identifying, completing and integrating acquisitions and (iii) developing new properties. Any future growth in our business will impose significant added responsibilities on members of our management, including the need to identify, recruit and integrate new managers and executives. We cannot be certain that we will be able to identify and retain additional management and other professional personnel with appropriate qualifications or at all.

OUR PROPERTIES MAY NOT NECESSARILY BE DISPOSED OF QUICKLY OR WHEN SUCH DISPOSITION IS REQUIRED OR ADVANTAGEOUS.

     It is generally difficult to quickly sell real estate investments. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be limited by circumstances over which we exercise no control. We cannot be certain that we will be able to sell a properties when we find such disposition advantageous or necessary or that the sale price of a disposition will be equal to or higher than the amount of our original investment.

LOSSES FOR WHICH WE ARE NOT INSURED OR FOR WHICH WE DO NOT HAVE SUFFICIENT INSURANCE COVERAGE COULD RESULT IN SIGNIFICANT LOSSES IN OUR BUSINESS.

     We maintain comprehensive insurance on each of our real estate assets, including third party liability, fire and extended coverage of the type and amount we believe is customarily obtained, in consultation with insurance experts. However, there are types of losses, generally of a catastrophic nature (such as earthquakes and floods), that may be uninsurable or too expensive to insure. We consult with insurance experts and apply customary standards in determining amounts, coverage limits and deductibility provisions of insurance, with a view to obtaining appropriate insurance on our real estate assets at a reasonable cost and on suitable terms. This may result in insurance coverage that could be insufficient to pay the full current market value or current replacement cost of a loss. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it unfeasible to use insurance proceeds to replace a real estate after it has been damaged or destroyed. Under these circumstances, the insurance proceeds we receive might not be enough to restore our economic position with respect to a damaged or destroyed real estate. In addition, property and casualty insurance rates may increase depending on claims experience, insurance market conditions and the replacement value of our real estates. Furthermore, future insurance proceeds are typically pledged in favor of banks that provide loans to us and our subsidiaries and other affiliates, and therefore, would not necessarily be available to us, our subsidiaries and other affiliates upon payment.

WE ARE DEPENDENT ON OUR SENIOR MANAGEMENT.

     We place substantial reliance on the hotel and leisure industry, real estate development and biotechnology investment experience and the continued availability of our senior management. We believe that our future success and our ability to manage future growth depends in large part upon the efforts of our senior management and on our ability to attract and retain other highly qualified personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel. We do not carry key person insurance on any of our senior management.

WE ARE SUBJECT TO VARIOUS LEGAL PROCEEDINGS THAT MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

     Following the sale of substantially all of our assets in 1998, we were served with various claims filed by former and current shareholders and employees of Elscint in Israel and in the United States relating to the negotiations preceding the transactions and the transactions themselves. Some of the plaintiffs filed motions to recognize the claims as class actions. In addition, certain other legal proceedings have been initiated against us in connection with the change of our control in May 1999 and the acquisition of our hotel businesses in September 1999, including motions to recognize such claims as class actions. We cannot estimate the results of these proceedings. A determination against us in some or all of the proceedings may materially adversely affect our operating results.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders to others, other than (i) the repayment of the loans (including any accrued interest) that we granted to the selling shareholders under the 2001 Plan, and (ii) the funds received from the exercise of any options granted pursuant to the 2003 Plan, which funds will be used for working capital. All sales proceeds from such sale will be received by the selling shareholders after the deduction of such outstanding loans.

                              SELLING SHAREHOLDERS

     The ordinary shares to which this reoffer prospectus relates are being registered for reoffers and resales by the selling shareholders, who acquired the ordinary shares pursuant to the 2001 Incentive Plan to Employees and Officers or that may acquire ordinary shares upon exercise of the stock option granted to them under the 2003 Incentive Plan to Employees and Officers.

     The table below sets forth with respect to the selling shareholders based upon information available to us as of July 16, 2004, the number of ordinary shares beneficially owned, the number of ordinary shares registered by this reoffer prospectus, and the number and percent of outstanding shares of ordinary shares that will be owned after the sale of the registered ordinary shares assuming the sale of all of the registered ordinary shares. Since the selling shareholders may sell all, some or none of their ordinary shares, no estimate can be made of the aggregate number of shares that are to be offered by this reoffer prospectus or that will be owned for the direct or indirect account of the selling shareholder upon completion of the offering to which this reoffer prospectus relates. The selling shareholders may offer the ordinary shares for sale from time to time. See "Plan of Distribution."

     Unless otherwise described below, to our knowledge, no selling shareholder, who is an affiliate, nor any of its affiliates has held any position of office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

                                                ORDINARY SHARES     ORDINARY SHARES      NUMBER OF
NAME OF SELLING                                 BENEFICIALLY        COVERED BY THIS      ORDINARY SHARES
SHAREHOLDER               POSITION              OWNED(1)            REOFFER PROSPECTUS   OWNED AFTER SALE
-----------               --------              --------            ------------------   ----------------
Abraham (Rami) Goren      Executive Chairman    90,000              90,000               0
13 Mozes St.,             of the Board
Tel-Aviv, Israel
------------------------- --------------------- ------------------- -------------------- -----------------------
Rachel Lavine             President, Director   100,000             100,000              0
13 Mozes St.,
Tel-Aviv, Israel
------------------------- --------------------- ------------------- -------------------- -----------------------
Shimon Yitzhaki           Director              50,000              50,000               0
13 Mozes St.,
Tel-Aviv, Israel
------------------------- --------------------- ------------------- -------------------- -----------------------
Moshe Lion                Director              25,000              25,000               0
17 Hadganim St.,
Givaataim, Israel
------------------------- --------------------- ------------------- -------------------- -----------------------
Ben-Zion Josef (Beny)     Director              25,000              25,000               0
Galster (Gal)
D.N. Bat El 425, Bat
El 90631, Israel
------------------------- --------------------- ------------------- -------------------- -----------------------
Shlomo Ben Eliyahu        Director              25,000(2)           25,000(2)            0
15 Zerach Brant St.,
Jerusalem, Israel
------------------------- --------------------- ------------------- -------------------- -----------------------
Shmuel Peretz             Director              25,000(2)           25,000(2)            0
21/A Tsofit St.,
Rehovot, Israel
------------------------- --------------------- ------------------- -------------------- -----------------------
Uri Levin                 Chief Financial       25,000              25,000               0
13 Mozes St.,             Officer
Tel-Aviv, Israel
------------------------- --------------------- ------------------- -------------------- -----------------------
Marc Lavine               General Counsel,      50,000              50,000               0
13 Mozes St.,             Corporate Secretary
Tel-Aviv, Israel



                                                     20



Shalom Singer             Former Director       12,500              12,500               0
76 Levi Eshkol St.,
Tel-Aviv, Israel
------------------------- --------------------- ------------------- -------------------- -----------------------
Joel Shwartz              Former Director       12,500              12,500               0
14 Openheimer St.,
Tel-Aviv, Israel
------------------------- --------------------- ------------------- -------------------- -----------------------
Baruch Vasserman          Consultant            30,000              30,000               0
13 Mozes St.,
Tel-Aviv, Israel
------------------------- --------------------- ------------------- -------------------- -----------------------
Luc Ronsmans              Consultant of a       30,000              30,000               0
Sterrebeeksesteenweg 50   subsidiary of the
3070-Kortenberg           company
Belgie
------------------------- --------------------- ------------------- -------------------- -----------------------
Doron Moshe               Employee              7,500               7,500                0
13 Mozes St.,
Tel-Aviv, Israel
------------------------- --------------------- ------------------- -------------------- -----------------------
Yaron Carmon              Employee              5,000               5,000                0
13 Mozes St.,
Tel-Aviv, Israel
------------------------- --------------------- ------------------- -------------------- -----------------------
Mordechay Hod             Former Employee       40,000              40,000               0
53 Hag St.,
Denya Haifa, Israel
------------------------- --------------------- ------------------- -------------------- -----------------------
Prosper Bitton            Former Employee       25,000              25,000               0
P.O. Box 35 Misgav
Zoorit, Israel
------------------------- --------------------- ------------------- -------------------- -----------------------
Eli Bar Haim              Former Employee       25,000              25,000               0
14/1 Halonim St.,
Zichron-Ya'akov, Israel
------------------------- --------------------- ------------------- -------------------- -----------------------
Varda Talisman            Former Employee       25,000              25,000               0
6 Lotem St., Kfar
Vradim, Israel
------------------------- --------------------- ------------------- -------------------- -----------------------
Jacob Hershkowitz         Former Employee       12,500              12,500               0
23 Keren Hayesod St.,
Haifa, Israel
------------------------- --------------------- ------------------- -------------------- -----------------------
Galia Verzov              Former Employee       12,500              12,500               0
17/6 Pikaso St.,
Kiryat At'ta, Israel
------------------------- --------------------- ------------------- -------------------- -----------------------
Josef Elmalach            Former Employee       12,500              12,500               0
5/9 Yodfat St.,
Karmiel, Israel
------------------------- --------------------- ------------------- -------------------- -----------------------
Avihu Shur                Employee of a         40,000              40,000               0
2 Hashonit St., Herzlia,  subsidiary of the
Israel                    company
------------------------- --------------------- ------------------- -------------------- -----------------------
Yosef Meir                Employee              25,000              25,000               0
25 Bigno Moshe St.,
Herzlia,  Israel
------------------------- --------------------- ------------------- -------------------- -----------------------
Yair Ben Ami              Employee of a         12,500              12,500               0
2 Hashonit St.,           subsidiary of the
Herzlia, Israel           company
------------------------- --------------------- ------------------- -------------------- -----------------------
Davida Kemp               Employee of a         4,000               4,000                0
2 Hashonit St.,           subsidiary of the
Herzlia, Israel           company
------------------------- --------------------- ------------------- -------------------- -----------------------
Ben-Zion Hofenberg        Former employee of    25,000              25,000               0
32 Bem Rakpark,           a subsidiary of the
Budapest, Hungary         company
------------------------- --------------------- ------------------- -------------------- -----------------------

(1) Includes options to purchase ordinary shares, whether or not exercisable within 60 days.

(2) Ordinary Shares issuable upon the exercise of options granted under the 2003 Plan.



                              PLAN OF DISTRIBUTION

         The selling shareholders and any of their pledgees, donees, assignees or transferees may sell any or all of the ordinary shares for value at any time or from time to time under this reoffer prospectus in one or more transactions on the New York Stock Exchange or any stock exchange, market or trading facility on which the ordinary shares are traded, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o  privately negotiated transactions;

         o  underwritten offerings;

         o  short sales;

         o agreements by the broker-dealer and the selling shareholders to sell a specified number of such shares at a stipulated price per share;

         o  a combination of any such methods of sale; or

         o  any other method permitted by applicable law.

         The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, under Section 4(1) of the Securities Act or directly to us in certain circumstances rather than under this reoffer prospectus.

         Unless otherwise prohibited, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or financial institutions may engage in short sales of the shares in the course of hedging the position they assume with the selling shareholders. The selling shareholders may also engage in short sales, puts and calls, forward-exchange contracts, collars and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. If the selling shareholders sell shares short, they may redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or financial institutions which require the delivery to the broker-dealer or the financial institution of the shares. The broker-dealer or financial institution may then resell or otherwise transfer such shares pursuant to this reoffer prospectus. In addition, the selling shareholders may loan their shares to broker-dealers or financial institutions who are counterparties to hedging transactions and the broker-dealers, financial institutions or counterparties may sell the borrowed shares into the public market. The selling shareholders may also pledge their shares to their brokers or financial institutions and under the margin loan the broker or financial institution may, from time to time, offer and sell the pledged shares. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or financial institutions regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

         The selling shareholders and any broker-dealers that participate in the distribution of the ordinary shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the ordinary shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders.

         There is no assurance that the selling shareholders will sell all or any portion of the ordinary shares offered under this reoffer prospectus.


                            OFFER AND LISTING DETAILS

         The high and low sales prices for our ordinary shares as reported on the New York Stock Exchange during the month of June 2004 is set forth below. Other information regarding the market price of our ordinary shares is located in our Form 20-F for the year ended December 31, 2003 filed with the SEC on June 30, 2004.

                              2004
                              ----
                                                           HIGH         LOW
                                                           ----         ---
       June     ....................................       5.00        3.97
                                                           ----        ----


                                  LEGAL MATTERS

         The validity of the ordinary shares being offered by this reoffer prospectus will be passed upon for us by Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Tel-Aviv, Israel.


                                     EXPERTS

         Brightman Almagor & Co., a member firm of Deloitte Touche Tohmatsu, Tel Aviv, Israel, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2003, as set forth in their report which is incorporated by reference in this reoffer prospectus and elsewhere in the registration statement.

Our financial statements are incorporated by reference with such firm's consent and in reliance on such firm's report given on their authority as experts in accounting and auditing.


            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our business pursuant to the provision in the section entitled "Indemnification of Directors and Officers" (see below), we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.


                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Commission. The reports and other information filed by us with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies may be obtained (at prescribed rates) at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 11th floor, 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of that material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.


                           INCORPORATION BY REFERENCE

         The following documents previously filed by us with the Commission are incorporated in this Prospectus by reference:

         (1) Our Annual Report on Form 20-F, as filed with the Commission on June 30, 2004; and

         (2) The description of our ordinary shares contained in our Annual Report on Form 20-F, as filed with the Commission on June 30, 2004.

         All reports and other documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold are incorporated by reference in this registration statement and to be a part hereof from the date of filing of such reports and documents.

         Copies of all documents which are incorporated by reference will be provided without charge to anyone to whom this Prospectus is delivered upon a written or oral request to Elscint Limited at 13 Mozes Street, Tel-Aviv 67442, Israel. Our telephone number is (972-3)-608-6020 and our fax number is (972-3) 696-2022.

                                     PART II

         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by us with the Commission are incorporated herein by reference as of their respective dates:

         (1) Our Annual Report on Form 20-F, as filed with the Commission on June 30, 2004 ("Annual Report on Form 20-F");

         (2) The description of the our ordinary shares, par value NIS 0.05 per share, that appears in "Item 10: Additional Information" in the Annual Report on Form 20-F; and

         (3) All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

ITEM 4. DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our articles of association provide that, to the fullest extent permitted by law:

     o we may prospectively exempt any officer of the Company from liability, in all or in part, for damages sustained due to a breach by the officer of such officer's duty of care to the Company.

     o we may obtain an insurance policy providing directors and officers insurance for Office Holders in respect of liabilities incurred by them as a result of the breach of their duty of care to us or to another person, or as a result of the breach of their fiduciary duty to us, to the extent that they acted in good faith and had reasonable grounds to believe that the act would not prejudice us, or for monetary liabilities imposed on them in favor of a third party as a result of an act or omission related to their services as Office Holders, as well as for any other event in respect of which an insurance of an officer is and/or may be permitted.

     o we may prospectively or retroactively indemnify an Office Holder in connection with his activities as an Office Holder, for (i) monetary liability imposed upon such officer in favor of a third party by a judgment, including a settlement or arbitration award approved by court; (ii) reasonable litigation expenses, including attorney's fees, incurred in an action brought against him by us or on our behalf or by a third party; (iii) liabilities incurred as a result of a criminal charge from which he was acquitted; (iv) a criminal charge in which he is convicted of an offense not requiring the proof of criminal intent; and (v) other liability or expense for which it is or may be permissible to indemnify an officer; provided, however, that the prospective indemnification undertaking is limited to certain events that in the opinion of the board of directors are foreseeable at the time such undertaking is issued and limited to an amount which the board of directors determines is reasonable under the circumstances.

         Pursuant to our articles of association, the aggregate indemnification amount paid to an officer of the Company pursuant to prospective undertaking to indemnify shall not exceed the lower of (i) 25% of the shareholders' equity of the Company as of the date of actual payment by the Company of the indemnification amount (as set forth in the Company's most recent consolidated financial statements prior to such payment); and (ii) $50 million in excess of any amount paid (if paid) by insurance companies pursuant to insurance policies maintained by the Company, from time to time, with respect to matters covered by such indemnification.

         In addition, we may prospectively undertake to indemnify and accordingly issue a prospective indemnification undertaking in favor of any person, including an officer of the Company who officiates or officiated on behalf or at the request of the Company as a director of another company of which the Company is either directly or indirectly a shareholder or in which it has any other interest whatsoever ("Director of the Other Company") with respect to a liability or expense as set forth above, which may be imposed upon such person as a result of an act performed by such person in his/her capacity as a Director of the Other Company, provided that such undertaking is limited to events that in the opinion of the board of directors are foreseeable at the time of the issue of the undertaking and is limited to the amount determined by the board of directors as reasonable under the circumstances.

         We may also retroactively indemnify a Director of the Other Company in respect of liability or expense as set forth above, imposed upon him/her as a result of an act performed by him/her in his/her capacity as a Director of the Other Company.

         Further more, we may retroactively indemnify an employee of the Company who is not an officer of the Company in respect of liability or expense incurred by such employee or which such employee is obligated to pay by court order due to a bona fide act preformed by such employee in such employee's capacity as an employee of the Company, other than as a result of a criminal charge in which such employee was convicted of an offence requiring proof of criminal intent and the judgment is not appealable.

         We may also prospectively indemnify and accordingly issue a prospective indemnification undertaking in favor of an employee of the Company who is not an officer of the Company and to retroactively indemnify any employee of the Company with respect to any monetary liability to be imposed upon such employee in favor of a third party in respect of an act performed in good faith by such employee in his or her capacity as an employee of the Company.

         The Companies Law, however, prohibits us from indemnifying an Office Holder for entering into an insurance contract which would provide coverage for liability incurred by such Office Holder, and from exempting an Office Holder from liability towards us, as a result of the following: (a) a breach of fiduciary duty, except for a breach of fiduciary duty to us while acting in good faith and having reasonable cause to assume that such act would not prejudice our interests; (b) a willful or reckless breach of the duty of care; or (c) an act done with the intent to unlawfully realize a personal gain, and also provides that a company may undertake to indemnify an Office Holder in respect of future acts, provided such undertaking is limited to certain types of events which, in the opinion of the company's board of directors, are foreseeable at the time of the undertaking, and are limited to an amount which the board of directors has determined as being reasonable under the circumstances.

         At the general meeting of our shareholders held on December 30, 2003, our shareholders approved insurance policies covering our directors and officers, including directors or officers of the Company's subsidiaries. On October 18, 2001 the shareholders authorized the Company to prospectively exempt our directors and officers and accordingly issue prospective indemnification undertaking in favor of our directors and officers pursuant to our articles of association.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         All issuances to the selling shareholders were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving a public offering and/or Regulation S of the Securities Act of 1933.

ITEM 8. EXHIBITS.

         The following exhibits are filed herewith:

         Exhibit No.    Description
         -----------    -----------

         4.1            2001 Incentive Plan to Employees and Officers

         4.2            2003 Incentive Plan to Employees and Officers

         5.1 Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. with respect to the legality of the ordinary shares being registered.

         23.1           Consent of Brightman Almagor & Co.

         23.2 Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

         24.1           Powers of Attorney (included on the signature page)

ITEM 9. UNDERTAKINGS.

         (a) The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or for the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

             (iii) include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Elscint Limited, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel-Aviv, State of Israel, on July 20, 2004.

                                           ELSCINT LIMITED


         By: /s/ Rachel Lavine                By: /s/ Uri Levin
             -----------------                    --------------
         Rachel Lavine                        Uri Levin
         President and Director               Chief Financial Officer



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Rachel Lavine and Uri Levin, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all future amendments (including post-effective amendments) to the Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


            Signature                      Title                        Date

/s/ Abraham (Rami) Goren
---------------------------   Executive Chairman of the Board     July 20, 2004
Abraham (Rami) Goren          of Directors


/s/ Rachel Lavine
---------------------------
Rachel Lavine                 President and Director              July 20, 2004

/s/ Shimon Yitzhaki
-----------------------------------
Shimon Yitzhaki                          Director                 July 20, 2004


/s/ Moshe Lion
-----------------------------------
Moshe Lion                               Director                 July 20, 2004


/s/ Ben - Zion (Beny) Galster (Gal)
-----------------------------------
Ben - Zion (Beny) Galster (Gal)          External Director        July 18, 2004


/s/ Shlomo Ben Eliyahu
-----------------------------------
Shlomo Ben Eliyahu                       Director                 July 20, 2004


/s/ Shmuel Peretz
-----------------------------------
Shmuel Peretz                            Director                 July 20, 2004



Authorized Representative in the United States:




Authorized Representative in the United States:

ELSCINT INC.

By: /s/ Uri Levin     /s/ Shimon Yitzhaki
    -------------------------------------
        Uri Levin         Shimon Yitzhaki                          July 20, 2004

                                 EXHIBIT INDEX



         Exhibit No.    Description
         -----------    -----------

         4.1            2001 Incentive Plan to Employees and Officers

         4.2            2003 Incentive Plan to Employees and Officers

         5.1 Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. with respect to the legality of the ordinary shares being registered.

         23.1           Consent of Brightman Almagor & Co.

         23.2 Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

         24.1           Powers of Attorney (included on the signature page)